Exhibit 4.2

Indianapolis power & light company

to

THE BANK OF NEW YORK
MELLON TRUST COMPANY, N.A.
                                                           Trustee

Fifty-Sixth Supplemental Indenture

Dated as of May 1, 2009

ESTABLISHING FIRST MORTAGE BONDS,

4.90% Series B, Due 2016

Table of Contents*

of

Fifty-SIXTH Supplemental Indenture

of

Indianapolis Power & Light Company

Designation of Company or The Bank of New York Mellon Trust Company, N.A.
as paying agent
Purpose of bonds
Redemption of bonds
Exchange of bonds
Transfer of bonds
Series limited to $30,000,000

____________________
                      *Table of Contents is not part of the Fifty-Sixth Supplemental Indenture and should not be considered such.  It is included herein only for purposes of convenient reference.

             THIS FIFTY-SIXTH SUPPLEMENTAL INDENTURE, dated as of May 1, 2009, between INDIANAPOLIS POWER & LIGHT COMPANY, a corporation of the State of Indiana, hereinafter sometimes called the “Company,” party of the first part, and THE BANK OF MELLON TRUST COMPANY, N.A., as successor in interest to AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association, as Trustee, hereinafter sometimes called the “Trustee,” party of the second part;

             WHEREAS, the Company by a Mortgage and Deed of Trust (hereinafter sometimes called the “Original Mortgage” when referred to as existing prior to any supplement thereto or modification thereof, and the “Mortgage” when referred to as now or heretofore supplemented and modified) dated as of May 1, 1940, made to said American National Bank and Trust Company of Chicago, as Trustee, to secure the payment of the bonds issued from time to time under the Mortgage for the purposes of and subject to the limitations specified in the Mortgage, and to secure the performance of the covenants therein contained, conveyed to the Trustee thereunder upon certain trusts, terms and conditions, and with and subject to certain provisos and covenants therein contained, all and singular the property, rights and franchises which the Company then owned or should thereafter acquire, excepting the property expressly excepted by the terms of the Original Mortgage or any indenture supplemental thereto, to which Mortgage reference is hereby made for greater certainty; and

             WHEREAS, the Original Mortgage has been supplemented and modified by supplemental indentures dated as of May 1, 1942, as of February 1, 1948, as of April 1, 1949, as of October 1, 1949 (two), as of February 1, 1951, as of March 1, 1953, as of June l, 1956, as of March 1, 1958, as of October 1, 1960, as of August l, 1964; as of April l, 1966, as of May l, 1967, as of May l, 1968, as of October l, 1970, as of March l, 1972, as of March 15, 1973, as of February 15, 1974, as of August 15, 1974, as of September 15, 1975, as of June l, 1976, as of July 1, 1976, as of August 1, 1977, as of September l, 1978, as of August 1, 1981 (two), as of November l, 1983, as of November l, 1984, as of December 1, 1984, as of September 1, 1985, as of October 1, 1986, as of June 1, 1989, as of August 1, 1989, as of October 15, 1991, as of August l, 1992, as of April 1, 1993 and as of October 1, 1993 (two), as of February 1, 1994 (two), as of January 1, 1995, as of October 1, 1995, as of August 1, 2001 (four), as of August 1, 2003, as of October 1, 2004, as of April 1, 2005 (two), as of September 1, 2006 (two), as of October 1, 2006, as of June 1, 2007 and May 1, 2009; and

             WHEREAS, Section 8 of the Original Mortgage provides, among other things, that the form of each series of bonds (other than the initial issue of bonds) issued thereunder shall be established by an indenture supplemental thereto authorized by resolution of the Board of Directors of the Company; and that the form of each series, as established by the Board of Directors, shall specify the descriptive title of the bonds and various other terms thereof, and may also contain such other provisions as the Board of Directors may, in its discretion, cause to be inserted therein expressing or referring to the terms and conditions upon which such bonds are to be issued and secured under the Original Mortgage or any indenture supplemental thereto or in modification thereof; and

             WHEREAS, the Company has entered into a Loan Agreement, dated as of May l, 2009 (hereinafter called the “Loan Agreement”) with the Indiana Finance Authority (the “IFA”), in order to obtain funds for the refunding of the aggregate principal amount of Thirty Million Dollars ($30,000,000) of the City of Petersburg, Indiana (the “City”) Pollution Control Refunding Revenue Bonds, Series 2005B (Indianapolis Power & Light Company Project) issued by the City pursuant to a related loan agreement to refund bonds previously issued to pay a portion of the cost of acquisition, construction, installation and equipping by the Company of certain pollution control facilities, and pursuant to the Loan Agreement the Company has agreed to issue a series of its bonds under the Mortgage and this Fifty-Sixth Supplemental Indenture in order to evidence and secure its indebtedness under the Loan Agreement; and

             WHEREAS, the Company now desires to provide for the establishment, execution, authentication and delivery under the Mortgage of bonds of a series to be known as its “First Mortgage Bonds, 4.90% Series B, Due 2016” (the bonds of said series being hereinafter sometimes referred to as the “2016B Bond”), limited to the aggregate principal amount of Thirty Million Dollars ($30,000,000); and

             WHEREAS, all things necessary to make the 2016B Bond hereinafter described, when duly executed by the Company and authenticated and delivered by the Trustee, a valid, binding and legal obligation of the Company, and to make this Fifty-Sixth Supplemental Indenture a valid and binding agreement supplemental to the Original Mortgage, have been done and performed; and

             WHEREAS, the execution and delivery by the Company of this Fifty-Sixth Supplemental Indenture, and the terms of the 2016B Bond, have been duly authorized by the Board of Directors of the Company by appropriate resolutions of said Board; and

             WHEREAS, it is provided in and by the Original Mortgage that the Company will execute and deliver such further instruments and do such further acts as may be necessary or proper to carry out more effectually the purposes of the Mortgage, and to make subject to the lien thereof any property thereafter acquired and intended to be subject to the lien thereof; and

             WHEREAS, the Company has, since the date of execution and delivery of the Original Mortgage, purchased and acquired property and desires by this Fifty-Sixth Supplemental Indenture specifically to convey to the Trustee such property for the better protection and security of the bonds issued and to be issued under the Original Mortgage, or any indenture supplemental thereto;

             NOW, THERFORE, THIS INDENTURE WITNESSETH that, in consideration of the premises and of the acceptance or purchase of the 2016B Bond by the registered owners thereof, and of the sum of one dollar, lawful money of the United States of America, to the Company duly paid by the Trustee at or before the execution and delivery of this Fifty-Sixth Supplemental Indenture, the receipt of which is hereby acknowledged, the Company and the Trustee, respectively, have entered into, executed and delivered this Fifty-Sixth Supplemental Indenture, for the uses and purposes hereinafter expressed, that is to say:

             SECTION 1.         The Company has granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed, and by these presents does grant, bargain, sell, release, convey, assign, transfer, mortgage, pledge, set over and confirm (subject, however, to excepted encumbrances as defined in the Original Mortgage), unto said The Bank of New York Mellon Trust Company, N.A., as successor in interest to American National Bank and Trust Company of Chicago, as Trustee, as herein provided, and its successors in the trusts declared in the Original Mortgage and herein, all of the property, real, personal and mixed, tangible and intangible, of every kind, character and description which the Company has acquired since the execution and delivery of the Original Mortgage and now owns (except property, rights and assets of a character similar to that excluded from the lien and operation of the Mortgage by the Granting Clauses of the Original Mortgage, which property, rights and assets are excluded from the lien and operation of the Mortgage only to the extent provided therein), including, but without otherwise limiting the generality of the foregoing, the following described property situated within the State of Indiana:

PART I.
ELECTRIC DISTRIBUTING SYSTEMS.

             All electric distributing systems of the Company acquired by it after May 1, 1940, the date of the Original Mortgage, and located in the Counties of Bartholomew, Boone, Daviess, Gibson, Greene, Hamilton, Hancock, Hendricks, Johnson, Knox, Madison, Marion, Monroe, Morgan, Owen, Pike, Putnam, Shelby, Sullivan and Switzerland, State of Indiana; and any additions to or extensions of any such systems, together with the buildings, erections, structures, transmission lines, power stations, sub-stations, engines, boilers, condensers, pumps, turbines, machinery, tools, conduits, manholes, insulators, dynamos, motors, lamps, cables, wires, poles, towers, cross-arms, piers, abutments, switchboard equipment, meters, appliances, instruments, apparatus, appurtenances, maps, records, ledgers, contracts, facilities and other property or equipment used or provided for use in connection with the construction, maintenance, repair and operation thereof; together also with all of the rights, privileges, rights-of-way, franchises, licenses, grants, liberties, immunities, ordinances, permits and easements of the Company in respect of the construction, maintenance, repair and operation of said systems.

PART II.
[RESERVED].

PART III.
INDETERMINATE PERMITS AND FRANCHISES.

             All indeterminate permits, franchises, ordinances, licenses, and other authorizations by or from any state, county, municipality, or other governmental authority, acquired by the Company after May l, 1940, the date of the Original Mortgage, including particularly, but not limited to, any indeterminate permits under the Public Service Commission Act of the State of Indiana, and all Acts amendatory thereof and supplemental thereto, and all right, title and interest therein now owned by the Company, and all renewals, extensions and modifications of said indeterminate permits, franchises, ordinances, licenses, and other authorizations, and of the indeterminate permits, franchises, ordinances, licenses, and other authorizations referred to in Part VII of the Granting Clauses of the Original Mortgage.

PART IV.
OTHER PROPERTY.

             All other property, whether real, personal or mixed (except any in the Mortgage expressly excepted), now owned by the Company and wheresoever situated, including (without in anywise limiting or impairing by the enumeration of the same the scope and intent of the foregoing or of any general description contained in the Mortgage) all lands, flowage rights, water rights, flumes, raceways, dams, rights-of-way and roads; all plants for the generation of electricity by water, steam and/or other power, power houses, telephone systems, water systems, steam heat and power plants, hot water plants, substations, transmission lines, distribution systems, bridges, culverts and tracts; all offices, buildings and structures and the equipment thereof; all machinery, engines, boilers, dynamos, machines, regulators, meters, transformers, generators and motors; all appliances whether electrical, gas or mechanical, conduits, cables and lines; all pipes whether for water, steam heat and power; or other purposes; all mains and pipes, service pipes, fittings, valves and connections, poles, wires, tools, implements, apparatus, furniture and chattels; all municipal franchises, indeterminate permits, and other permits; all lines for the transportation, transmission and/or distribution of electric current, steam heat and power or water for any purpose, including towers, poles, wires, cables, pipes, conduits and all apparatus for use in connection therewith; all real estate, lands, leases, leaseholds; all contracts, whether heat, light, power, water or street lighting contracts; all easements, servitudes, licenses, permits, rights, powers, franchises, privileges, rights-of-way and other rights in or relating to real estate or the occupancy of the same and (except as hereinafter or in the Mortgage expressly excepted) all the right, title and interest of the Company in and to all other property of any kind or nature appertaining to and/or used and/or occupied and/or enjoyed in connection with any property hereinbefore described or referred to;

             TOGETHER WITH all and singular the tenements, hereditaments and appurtenances belonging or in anywise appertaining to the aforesaid property or any part thereof, with the reversion and reversions, remainder and remainders and (subject to the provisions of Section 64 of the Original Mortgage), the tolls, rents, revenues, issues, earnings, income, product and profits thereof, and all the estate, right, title and interest and claim whatsoever, at law as well as in equity, which the Company now has or may hereafter acquire in and to the aforesaid property, indeterminate permits, franchises, ordinances, licenses and other authorizations and every part and parcel thereof.

             SECTION 2.         Capitalized terms not otherwise defined in this Fifty-Sixth Supplemental Indenture shall have the following meanings :

             “IFA 2009B Bonds” means the $30,000,000 Indiana Finance Authority Environmental Facilities Refunding Revenue Bonds, Series 2009B (Indianapolis Power & Light Company Project) issued under and pursuant to the IFA Indenture.

             “IFA Indenture” means the Indenture of Trust, dated as of May 1, 2009, by and between the IFA and U.S. Bank National Association, as Trustee, and any indenture supplemental thereto or amendatory thereof, pursuant to which the IFA 2009B Bonds and certain other bonds are issued and secured.

             “IFA Trustee” means the person, corporation or association acting as trustee at any time under the IFA Indenture.

             “Loan Agreement” means the Loan Agreement dated as of May 1, 2009 between the IFA and the Company, and any and all modifications, amendments and supplements thereof.

            “Petersburg Generating Station” means the Company’s electric generating plant located in the City of Petersburg, Pike County, Indiana.

            “Series 2009A Project” means certain pollution control facilities at Unit 3 of the Petersburg Generating Station comprising the Series 2009A Project as defined in the Loan Agreement.

            “Series 2009B Project” means certain pollution control facilities at Unit 4 of the Petersburg Generating Station comprising the Series 2009B Project as defined in the Loan Agreement.

            SECTION 3.         There shall be and is hereby established a series of bonds, limited in aggregate principal amount to Thirty Million Dollars ($30,000,000) to be issued under and secured by the Mortgage, to be designated “4.90% Series B, Due 2016”, each of which shall also bear the descriptive title “First Mortgage Bonds”; said bonds shall mature on January 1, 2016, and shall be issued only as fully registered bonds without coupons in the denomination of five thousand dollars and any larger denomination which is a whole multiple of five thousand dollars; they shall accrue interest from and including the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the 2016B Bond, through but excluding the date on which interest is paid, at the rate per annum designated in the title hereof; interest shall be payable in arrears semi-annually on January 1 and July 1 of each year commencing July 1, 2009, or if such date shall be a Saturday, Sunday or holiday or a day on which banking institutions in the City of Indianapolis or the city of any paying agents are authorized by law to close, on or before the close of business on the next succeeding business day on which such banking institutions are open for business; and the principal of and interest on said bond shall be payable in lawful money of the United States of America at the office of the Company in the City of Indianapolis, Indiana, or, if no such office is maintained, at The Bank of New York Mellon Trust Company, N.A., which is hereby designated and appointed the office and agency of the Company in the City of Chicago, Illinois, for the payment of the principal of and interest on the 2016B Bond, if necessary, and for the registration, transfer and exchange of such bond as hereinafter provided; all reference herein to the office or agency of the Company in the City of Chicago, Illinois, for the payment of the principal of and interest on the 2016B Bond, or the registration, transfer or exchange thereof, being to The Bank of New York Mellon Trust Company, N.A. In event of the resignation or inability to act of The Bank of New York Mellon Trust Company, N.A., then a successor agent for all such purposes in the City of Chicago, Illinois, shall be appointed by the Board of Directors of the Company.

            The 2016B Bond shall be dated as of the date of authentication thereof, except as otherwise provided in Section 10 of the Original Mortgage.

            The 2016B Bond will be issued to evidence and secure a loan to the Company by the IFA pursuant to the Loan Agreement of certain funds to be acquired by the IFA through the issuance of the IFA 2009B Bonds, authenticated and delivered under and pursuant to the IFA Indenture.  Pursuant to the Loan Agreement, the 2016B Bond shall be issued to the IFA Trustee. All of the proceeds of the IFA 2009B Bonds will be used for the refunding of the aggregate principal amount of Thirty Million Dollars ($30,000,000) of the City of Petersburg, Indiana Pollution Control Refunding Revenue Bonds, Series 2005B (Indianapolis Power & Light Company Project) issued by the City pursuant to applicable loan agreements.

            Upon the notice and in the manner and with the effect provided in this Section 3, the 2016B Bond shall be redeemable prior to the maturity thereof under any one or more of the following circumstances:

           (a)                In whole, at the option of the Company, if the Series 2009A Project or the Series 2009B Project or Units 3 or 4 of the Petersburg Generating Station shall have been damaged or destroyed (i) to such extent that it cannot be reasonably expected, in the opinion of the Company, to be restored within a period of six (6) months to the condition thereof immediately preceding such damage or destruction, or (ii) to such extent that the Company, in its reasonable opinion, is thereby prevented from carrying on its normal operations for a period of six (6) months or more, or (iii) to such extent that the restoration thereof would not be, taking into consideration the net proceeds of any insurance payable as a result of such damage or destruction, economic in the reasonable opinion of the Company.

           (b)                In whole, at the option of the Company, if title to, or the temporary use of, all or substantially all of the Series 2009A Project or the Series 2009B Project or Units 3 or 4 of the Petersburg Generating Station shall have been taken, under the exercise of the power of eminent domain, or should any governmental body or agency exercise any right which it may have to purchase or designate a purchaser of the same, or should such property be sold to any governmental body or agency so that the result of such taking or takings is that (i) the Company, in its reasonable opinion, is thereby prevented from carrying on its normal operations at any of the Series 2009A Project or the Series 2009B Project or Units 3 or 4 of the Petersburg Generating Station for a period of six (6) months or more, (ii) the restoration required as a result of the taking cannot be reasonably expected, in the opinion of the Company, to be completed in a period of six (6) months, or (iii) the restoration thereof, taking into consideration the net proceeds from such eminent domain award, would not be economic in the reasonable opinion of the Company.

           (c)                In whole, at the option of the Company, if, as a result of any changes in the constitution of the State of Indiana or the Constitution of the United States of America or of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after the contest thereof by the Company in good faith, the Loan Agreement shall, in the reasonable opinion of counsel for the Company, have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in the Loan Agreement; or unreasonable burdens or excessive liabilities shall, in the reasonable opinion of the Company, have been imposed upon the IFA or the Company, with respect to the Series 2009A Project or the Series 2009B Project or Units 3 or 4 of the Petersburg Generating Station or operation thereof, including without limitation federal, state or other ad valorem, property, income or other taxes not being imposed on the date of the Loan Agreement other than ad valorem taxes presently levied upon privately owned property used for the same general purpose as, the Series 2009A Project or the Series 2009B Project or Units 3 or 4 of the Petersburg Generating Station.

           (d)                In whole, at the option of the Company, if changes in the economic availability of raw materials, operating supplies or facilities necessary for the operation of the Series 2009A Project or the Series 2009B Project or Units 3 or 4 of the Petersburg Generating Station shall have occurred or technological or other changes shall have occurred which render the Series 2009A Project or the Series 2009B Project or Units 3 or 4 of the Petersburg Generating Station uneconomic for use in the reasonable opinion of the Company.

           (e)                In part, at the option of the Company, to the extent of net proceeds received from any condemnation award, taking or sale as stated herein, if title to, or the temporary use of any portion of the Series 2009A Project or the Series 2009B Project shall have been taken under the exercise of the power of eminent domain, or should any governmental body or agency exercise any right it may have to purchase or designate a purchaser of the same, or should such property be sold to any governmental body or agency; provided the Company shall furnish to the IFA and the IFA Trustee a certificate of an Independent Engineer (as defined in the Loan Agreement) selected by the Company stating (i) that the property forming the part of the Series 2009A Project or the Series 2009B Project that was taken by such condemnation, taking or sale is not essential to the character or significance of the Series 2009A Project or the Series 2009B Project, or (ii) that the Series 2009A Project or the Series 2009B Project has been restored to a condition substantially equivalent to its condition prior to the taking by such condemnation, taking or sale proceedings, or (iii) that improvements have been acquired which are suitable for the operation of the Series 2009A Project or the Series 2009B Project as Pollution Control Facilities (as defined in the Loan Agreement).

           (f)                [Reserved].

           (g)                In the event all or substantially all of the mortgaged and pledged property under the Mortgage, or all or substantially all such property used in the business of generating, manufacturing, transporting, transmitting, distributing or supplying electricity, should be taken by exercise of the power of eminent domain, or should any governmental body or agency exercise any right which it may have to purchase or designate a purchaser of the same, or should such property be sold to any governmental body or agency, the Company shall be obligated to redeem the 2016B Bond outstanding as promptly as possible in accordance with paragraph B of Section 69 of the Original Mortgage.

           (h)                In the event that the Company is notified by the IFA Trustee that (i) an event of default under the IFA Indenture has occurred and is continuing, and (ii) the IFA Trustee has declared the principal of all the IFA 2009B Bonds then outstanding immediately due and payable pursuant to the IFA Indenture, the Company shall call for redemption, on a redemption date selected by it not later than forty-five (45) days following the date on which such notice is mailed, the 2016B Bond outstanding, and shall on such redemption date redeem the same; provided, however, that such requirement of redemption shall be deemed waived, if prior to the date fixed for such redemption of the 2016B Bond (x) such event of default is waived or cured as set forth in the IFA Indenture, or (y) there shall have occurred any completed default (as defined in the Mortgage) which affects any bond of any series outstanding under the Mortgage and which completed default has not been cured and made good prior to such redemption date, it being the intent of this proviso that, in lieu of such right to redemption, the holder of the 2016B Bond shall be entitled only to such rights as are available to the holders of bonds of any other series outstanding under the Mortgage in the event of such completed default; and in case of any subsequent occurrence or continuance of the events described in (i) and (ii) of this Section 3(h), the Company shall have the same obligation (subject to the same proviso) to redeem the 2016B Bond.

           (i)                In the event the IFA Trustee notifies the Company and the IFA that the interest payable on the IFA 2009B Bonds held by persons other than a “substantial user” or a “related person” as those terms are used in Section 147(a)(2) of the Internal Revenue Code of 1986, as amended, has been determined by a court of competent jurisdiction or a formal ruling of the Internal Revenue Service or by a written opinion of an attorney or firm of attorneys of nationally recognized standing on the subject of municipal bonds delivered at the request of the Company, to be no longer excludable from gross income for federal tax purposes to be subject to federal income taxation by reason of a breach by the Company of any covenant, agreement or representation in the Loan Agreement, the Company shall call the 2016B Bond then outstanding to be redeemed on an interest payment date within one hundred eighty (180) days after the date of such notice; provided, however, that such requirement of redemption, whether in whole or in part shall be deemed waived if, prior to the date fixed for redemption of the 2016B Bond pursuant to this Section 3(i), there shall have occurred any completed default (as defined in the Mortgage) which affects any bond of any series outstanding under the Mortgage and which completed default has not been cured and made good prior to such redemption date, it being the intent of this proviso that, in lieu of such right to redemption, the holder of the 2016B Bond shall be entitled only to such rights as are available to the holders of bonds of any other series outstanding under the Mortgage in the event of such completed default; but when any such completed default shall have been cured and made good, if interest on the IFA 2009B Bonds shall still be taxable as described above, the Company shall have the same obligation (subject to the same proviso) to redeem the 2016B Bond on an interest payment date within one hundred eighty (180) days after the curing and making good of such completed default; provided further, that the Company may call for redemption such portion of the 2016B Bond, which in the written opinion of an attorney or firm of attorneys of nationally recognized standing on the subject of municipal bonds, would allow the IFA Trustee to redeem the IFA 2009B Bonds in part, which redemption would have the result that the interest payable on the IFA 2009B Bonds remaining outstanding after such redemption in part would not be subject to federal income taxation in the hands of persons other than a “substantial user” or a “related person” as those terms are used in Section 147(a)(2) of the Internal Revenue Code of 1986, as amended; provided further, however, that no such determination by a court of competent jurisdiction or by the Internal Revenue Service will be considered final for this purpose unless the Company has been given written notice and, if it is so desired and is legally allowed, has been afforded the opportunity to contest the same, either directly or in the name of any owner of an IFA 2009 Series B Bond, and until the conclusion of any appellate review, if sought.

           In case of redemption of 2016B Bond in whole for the purpose of prepayment under the Loan Agreement pursuant to subsections (a), (b), (c), (d), (e), (g), (h) or (i) above, the amounts payable upon redemption of 2016B Bond shall be a sum sufficient, together with other funds deposited with the IFA Trustee and available for such purpose, to pay the principal of and interest on the 2016B Bond then outstanding and to pay all reasonable and necessary fees and expenses of the IFA Trustee accrued and to accrue through final payment of the 2016B Bond.

           In case of redemption in part pursuant to (e) or (i) above, the amount payable by the Company under this Fifty-Sixth Supplemental Indenture, the Loan Agreement and the 2016B Bond shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal of and interest on the 2016B Bond so to be redeemed, which sum together with other funds deposited with the IFA Trustee and available for such purpose shall be sufficient to pay the principal of and interest on the IFA 2009B Bonds and to pay all reasonable and necessary fees and expenses of the IFA Trustee accrued and to accrue through such partial prepayment.

           The 2016B Bond and the IFA 2009B Bonds shall be redeemable at any time within one hundred eighty (180) days following the event or events described as giving rise to an option of the Company to redeem them in subsections (a), (b), (c), (d) or (e) above.

           To exercise any of the options granted to redeem the 2016B Bond in whole or in part or to comply with any obligations to redeem the 2016B Bond in whole or in part imposed in this Section 3, the Company shall give written notice of the date of redemption to the IFA Trustee, which date shall be not less than thirty (30) days nor more than ninety (90) days from the date the notice is mailed. No further notice, by publication or otherwise, shall be required for redemption of the 2016B Bond, and the requirements of Section 59 of the Mortgage for notice by newspaper publication shall not apply to the 2016B Bond.

          At the option of the holder, the 2016B Bond, upon surrender thereof at the office or agency of the Company in Chicago, Illinois, together with a written instrument of transfer in form approved by the Company duly executed by the holder or by his duly authorized attorney, shall be exchangeable for a like aggregate principal amount of fully registered bonds of the same series of other authorized denominations.

           The 2016B Bond will be nontransferable except to the IFA Trustee and successors thereto, if any, and to the Company. To the extent that it is transferable, it is transferable by the registered holder thereof, in person or by attorney duly authorized in writing, on the books of the Company at the office or agency of the Company in the City of Chicago, Illinois, upon surrender thereof for cancellation at said office and upon presentation of a written instrument of transfer duly executed. Thereupon, the Company shall issue in the name of the transferee, and the Trustee shall authenticate and deliver, a new registered 2016B Bond or Bonds, in authorized denominations, of equal aggregate principal amount. Any such transfer shall be subject to the terms and conditions specified in the Mortgage and in this Fifty-Sixth Supplemental Indenture.

           The Company shall not be required to transfer or exchange the 2016B Bond for a period of ten (10) days next preceding any interest payment date of said bond.

           Except as set forth herein, no charge shall be made upon any transfer or exchange of any of the 2016B Bond other than for any tax or taxes or other governmental charge required to be paid by the Company.

           The 2016B Bond shall be limited to an aggregate principal amount of Thirty Million Dollars ($30,000,000) and shall be issued under the provisions of Article VI of the Original Mortgage.

           SECTION 4.         The 2016B Bond, and the Trustee’s Certificate to be endorsed thereon, shall be in the following forms, respectively:

[Form Of Face Of 2016B Bond]

           This First Mortgage Bond, 4.90% Series B, Due 2016 (hereinafter called the “2016B Bond”) is not transferable except to a successor trustee under the Indenture of Trust dated as of May 1, 2009, between the Indiana Finance Authority and U.S. Bank National Association, as the Trustee, or to Indianapolis Power & Light Company.

INDIANAPOLIS POWER & LIGHT COMPANY

First Mortgage Bond, 4.90% Series B, Due 2016
Due January 1, 2016

No.                                                                                                                                                                                      $

           INDIANAPOLIS POWER & LIGHT COMPANY, a corporation of the State of Indiana (hereinafter called the “Company”), for value received, hereby promises to pay to U.S. Bank National Association, as the Trustee (hereinafter called the “IFA Trustee”) under the Indenture of Trust between the Indiana Finance Authority (the “IFA”) and the IFA Trustee, dated as of May 1, 2009 (the “IFA Indenture”) or registered assigns, on January 1, 2016, at the office of the Company, in the City of Indianapolis, State of Indiana, or if no such office is maintained at the time by the Company, then at the office or agency of the Company for such purpose in the City of Chicago, State of Illinois, principal in the amount of Thirty Million Dollars ($30,000,000) in lawful money of the United States of America, and interest thereon from and including the most recent date to which interest has been paid, or if no interest has been paid from June 9, 2009, through but excluding the date on which interest is paid, at a rate of Four and Nine-Tenths percent (4.90%) per annum (determined on the basis of a 360-day year of twelve 30-day months) in like lawful money at said office or agency, on January 1 and July 1 of each year commencing on July 1, 2009, until the Company’s obligation with respect to the payment of such principal shall have been discharged. The interest payable hereunder on January 1 or July 1 will be paid to the registered owner of this 2016B Bond at or before the close of business on such dates, or if such date shall be a Saturday, Sunday, holiday or a day on which banking institutions in the City of Indianapolis or the city of any paying agents are authorized by law to close, on or before the close of business on the next succeeding business day on which such banking institutions are open for business.

           REFERENCE IS MADE TO THE FURTHER PROVISIONS OF THIS 2016B Bond SET FORTH ON THE REVERSE HEREOF. SUCH FURTHER PROVISIONS SHALL, FOR ALL PURPOSES, HAVE THE SAME EFFECT AS THOUGH FULLY SET FORTH IN THIS PLACE.

           No recourse shall be had for the payment of the principal of or interest on this 2016B Bond against any incorporator or any past, present or future subscriber to the capital stock, stockholder, officer or director of the Company or of any predecessor or successor corporation, as such, either directly or through the Company or any predecessor or successor corporation, under any rule of law, statute, or constitution or by the enforcement of any assessment or otherwise, all such liability of incorporators, subscribers, stockholders, officers and directors, as such, being waived and released by the terms of the Mortgage, as herein defined.

           This 2016B Bond shall not become obligatory until The Bank of New York Mellon Trust Company, N.A., the Trustee under the Mortgage, as herein defined, or its successor thereunder, shall have signed the form of certificate endorsed hereon.

           IN WITNESS WHEREOF, Indianapolis Power & Light Company has caused this 2016B Bond to be signed in its name by its President or one of its Vice-Presidents, by his signature or a facsimile thereof, and its corporate seal to be affixed hereon, attested by its Secretary or one of its Assistant Secretaries, by his signature or a facsimile thereof.

INDIANAPOLIS POWER & LIGHT
COMPANY

Date:	By:

Attest:
By:_______________________

[Form Of Trustee’s Certificate On 2016B Bond]

Trustee’s Certificate

           This 2016B Bond is one of the bonds, of the series herein designated, provided for in the within-mentioned Mortgage and Fifty-Sixth Supplemental Indenture thereto.

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as successor
in interest to AMERICAN NATIONAL
BANK AND TRUST COMPANY OF
CHICAGO
Trustee

By:______________________________
Authorized Signature

[Form Of Reverse Side Of 2016B Bond]

INDIANAPOLIS POWER & LIGHT COMPANY

First Mortgage Bond, 4.90% Series B, Due 2016
Due January 1, 2016

           This 2016B Bond is one of an issue of bonds of the Company, issuable in series, and is one of a series known as its First Mortgage Bonds, 4.90% Series B, Due 2016 (herein called the “2016B Bond”) limited in aggregate principal amount to Thirty Million Dollars ($30,000,000) and established by a Fifty-Sixth Supplemental Indenture dated as of May 1, 2009, all bonds of all series issued and to be issued under and equally secured (except insofar as any sinking or other fund, established in accordance with the provisions of the Mortgage hereinafter mentioned, may afford additional security for the bonds of any particular series) by a Mortgage and Deed of Trust, dated as of May 1, 1940, executed by the Company to American National Bank and Trust Company of Chicago (predecessor to The Bank of New York Mellon Trust Company, N.A.), as the Trustee (which Mortgage and Deed of Trust as supplemented and modified by all supplemental indentures thereto is hereinafter referred to as the “Mortgage”), to which Mortgage reference is made for a description of the property mortgaged and pledged, the nature and extent of the security, the rights of the bearers or registered owners of the bonds in respect of such security, the duties and immunities of the Trustee and the terms and conditions upon which the bonds are secured.

           This 2016B Bond evidences and secures a loan made by the Indiana Finance Authority (the “IFA”) to the Company, pursuant to a Loan Agreement, dated as of May 1, 2009, between the IFA and the Company (the “Loan Agreement”). In order to obtain funds for such loan, the IFA, contemporaneously with the issue of this 2016B Bond, will issue Thirty Million Dollars ($30,000,000) principal amount of its Environmental Facilities Refunding Revenue Bonds, Series 2009B (Indianapolis Power & Light Company Project) (the “IFA 2009B Bonds”) under and pursuant to the Indenture of Trust between the IFA and U.S. Bank National Association, as trustee (the “IFA Trustee”), dated as of May 1, 2009 (the “IFA Indenture”).  The IFA 2009B Bonds are payable from payments made by the Company of principal of and interest on this 2016B Bond and from moneys in the Bond Fund created under the IFA Indenture. The obligation of the Company to pay the principal of and interest on this 2016B Bond shall be discharged to the extent that any moneys in said Bond Fund are available for payments on the IFA 2009B Bonds and are directed by the Company to be applied thereto, all as provided in the Fifty-Sixth Supplemental Indenture.

          This 2016B Bond is not subject to redemption, except as provided in Section 3 of the Fifty-Sixth Supplemental Indenture, to which reference is made for full description of redemption provisions.

          With the consent of the Company and to the extent permitted by and as provided in the Mortgage, the rights and obligations of the Company and/or of the holders of the bonds and/or coupons and/or the terms and provisions of the Mortgage and/or any instruments supplemental thereto may be modified or altered by affirmative vote of the holders of at least sixty-six and two thirds per centum (66-2/3%) in principal amount of the bonds affected by such modification or alteration then outstanding under the Mortgage (excluding bonds disqualified from voting by reason of the Company’s interest therein as provided in the Mortgage); provided that no such modification or alteration shall permit the extension of the maturity of the principal of this 2016B Bond or the reduction in the rate of interest hereon or any other modification in the terms of payment of such principal or interest without the consent of the holder hereof. The principal hereof may be declared or may become due and payable prior to the stated date of maturity hereof, on the conditions, in the manner and at the time set forth in the Mortgage, upon the occurrence of a completed default as in the Mortgage provided.

          No reference herein to the Mortgage, and no provision of this 2016B Bond or of the Mortgage, shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay, subject to the provisions of the Fifty-Sixth Supplemental Indenture, the principal of, and premium, if any, and interest on this 2016B Bond at the place, at the respective times and at the rate and the manner herein prescribed.

           This 2016B Bond is issuable only in full registered form without coupons in denominations of Five Thousand Dollars and any larger denomination which is a whole multiple of Five Thousand Dollars.

           This 2016B Bond will be nontransferable except to the IFA Trustee and successors thereto, if any, and to the Company. To the extent that it is transferable, it is transferable by the registered holder thereof, in person or by attorney duly authorized in writing, on the books of the Company at the office or agency of the Company in the City of Chicago, Illinois, upon surrender thereof for cancellation at said office and upon presentation of a written instrument of transfer duly executed. Thereupon, the Company shall issue in the name of the transferee, and the Trustee shall authenticate and deliver, a new registered 2016B Bond or Bonds, in authorized denominations, of equal aggregate principal amount. Any such transfer shall be subject to the terms and conditions specified in the Mortgage and in the Fifty-Sixth Supplemental Indenture.

[End Of 2016B Bond Form]

           SECTION 5.         Until the 2016B Bond in definitive form is ready for delivery, the Company may execute, and upon its request in writing the Trustee shall authenticate and deliver, in lieu thereof, a fully registered 2016B Bond in temporary form, as provided in Section 15 of the Original Mortgage.

           SECTION 6.         The Company covenants and agrees that it will duly and punctually pay to the holder of the 2016B Bond the principal thereof and interest on said bond at the dates and place and in the manner mentioned therein; provided, however, that:

           (a)                The obligation of the Company to pay the principal of and interest on the 2016B Bond shall be discharged to the extent that any moneys in the Series 2009B Bond Fund within the Bond Fund (as defined in the IFA Indenture) created under and pursuant to the IFA Indenture are available for the payment of the principal of or interest on the IFA 2009B Bonds and are directed by the Company to be applied to the payment thereof in the manner provided in the IFA Indenture on or prior to the dates on which the Company is required to pay the principal of or interest on the 2016B Bond.

           (b)                Except as otherwise provided in this Section 6, the principal amount of any IFA Bond acquired by the Company and delivered to the IFA Trustee, or acquired by the IFA Trustee and cancelled, shall be credited against the obligation of the Company to pay the principal of the 2016B Bond.

           As the principal of and interest on the 2016B Bond is paid or deemed paid in full, and upon its receipt by the Company, such bond shall be delivered to the Trustee for cancellation. The Company shall promptly inform the Trustee of all payments made and credits availed of with respect to its obligations on the 2016B Bond. The Trustee shall not be required to recognize any payment made or credit availed of with respect to any 2016B Bond unless it has received (a) the bond for cancellation by it, or (b) a certificate signed by a duly authorized officer of the IFA Trustee specifying the amount of such payment or credit and the principal amount of the 2016B Bond with respect to which the payment or credit was applied. In the absence of receipt by the Trustee of any 2016B Bond, any such certificate shall be controlling and conclusive.

           SECTION 7.         The covenant of the Company to make annual payments to the Trustee for a Maintenance and Improvement Fund as contained in Section 41 of the Original Mortgage and in the first twenty-four Supplemental Indentures to the Original Mortgage creating the several series of First Mortgage Bonds presently outstanding under such Supplemental Indentures shall not apply to nor be for the benefit of the 2016B Bond, and the Company reserves the right, without any consent of, or other action by, the holder of the 2016B Bond, to amend, modify or delete the provisions of the Mortgage relating to such Maintenance and Improvement Fund and by acceptance of the 2016B Bond the holder thereof waives any right or privilege so to consent or take any other action with respect thereto.

           SECTION 8.         The Company Company covenants that, so long as the 2016B Bond shall remain outstanding, it will comply with all of the provisions of Section 47 of the Original Mortgage, including the provisions with respect to limitations on dividends and distributions and the purchase and redemption of stock.

           SECTION 9.         The Trustee hereby accepts the trusts herein declared, provided and created and agrees to perform the same upon the terms and conditions herein and in the Mortgage set forth and upon the following terms and conditions:

           The recitals contained herein and in the bonds shall be taken as the statements of the Company and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or adequacy of the security afforded hereby, or as to the validity of this Fifty-Sixth Supplemental Indenture or of the 2016B Bond issued hereunder.

           SECTION 10.         Whenever in this Fifty-Sixth Supplemental Indenture either of the parties hereto is named or referred to, this shall, subject to the provisions of Article XVII of the Original Mortgage, be deemed to include the successors or assigns of such party, and all the covenants and agreements in this Fifty-Sixth Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the benefit of the respective successors and assigns of such parties, whether so expressed or not.

           SECTION 11.         Nothing in this Fifty-Sixth Supplemental Indenture expressed or implied, is intended or shall be construed to confer upon, or to give to, any person, co-partnership or corporation, other than the parties hereto and the holders of the bonds and coupons outstanding under the Mortgage, any right, remedy, or claim under or by reason of this Fifty-Sixth Supplemental Indenture or any covenant, condition or stipulation hereof; and all the covenants, conditions, stipulations, promises and agreements in this Fifty-Sixth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto and of the holders of the bonds and of the coupons outstanding under the Mortgage.

           SECTION 12.         The Company covenants that all of the terms, provisions and conditions of the Mortgage shall be applicable to the 2016B Bond issued hereunder, except as herein otherwise provided and except insofar as the same may be inconsistent with the provisions of this Fifty-Sixth Supplemental Indenture.

           SECTION 13.         This Fifty-Sixth Supplemental Indenture is dated as of May 1, 2009, although executed and delivered on the date of the acknowledgement hereof by the Trustee; and shall be simultaneously executed and delivered in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

           IN WITNESS WHEREOF, INDIANAPOLIS POWER & LIGHT COMPANY, party of the first part, has caused its corporate name to be hereunto affixed and this instrument to be signed and acknowledged by its President or a Vice-President, and its corporate seal to be hereto affixed and attested by its Secretary or an Assistant Secretary, for and on its behalf, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., AS SUCCESSOR IN INTEREST TO AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, party of the second part, as Trustee, has caused its corporate name to be hereunto affixed and this instrument to be signed and acknowledged by one of its Authorized Officers, and its corporate seal to be hereto affixed and attested by one of its Authorized Officers, all as of the day, month and year first above written.

INDIANAPOLIS POWER & LIGHT
COMPANY

By:
(SEAL)		KIRK B. MICHAEL
Senior Vice President and Chief Financial
Officer

Attest:

By:
CONNIE R. HORWITZ,
Treasurer and Assistant Secretary

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., AS SUCCESSOR
IN INTEREST TO AMERICAN NATIONAL
BANK AND
TRUST COMPANY OF CHICAGO

By________________________________
Derick Rush
Authorized Officer
Attest:
(SEAL)
By:
Tanya Smith,
Authorized Officer

STATE OF INDIANA            )
                                                   )  SS:
COUNTY OF MARION         )

           On this 3rd day of June, in the year 2009, before me, a Notary Public in and for the County and State aforesaid, personally came KIRK B. MICHAEL, Senior Vice President and Chief Financial Officer and CONNIE R. HORWITZ, Treasurer and Assistant Secretary, of Indianapolis Power & Light Company, one of the corporations described in and which executed the foregoing instrument, to me personally known and known to me personally to be such Senior Vice President and Chief Financial Officer and Treasurer and Assistant Secretary, respectively. Said KIRK B. MICHAEL and CONNIE R. HORWITZ being by me severally duly sworn did depose and say that the said KIRK B. MICHAEL resides in Marion County, Indiana and the said CONNIE R. HORWITZ resides in Hamilton County, Indiana; that said KIRK B. MICHAEL is Senior Vice President and Chief Financial Officer and said CONNIE R. HORWITZ is Treasurer and Assistant Secretary of said Indianapolis Power & Light Company; that each of them knows the corporate seal of said corporation; that the seal affixed to said instrument and bearing the name of said corporation is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation; and that each of them signed his name thereto by like order; and each of them acknowledged the execution of said instrument on behalf of said corporation to be his free and voluntary act and deed and the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

          IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal this 3rd day of June, 2009.

Lissa J. Adkins,
Notary Public

My Commission Expires:
October 30, 2010

My County of Residence is:
Johnson
(NOTARIAL SEAL)

STATE OF INDIANA            )
                                                   )  SS:
COUNTY OF MARION         )

           On this 3rd day of June, in the year 2009, before me, a Notary Public in and for the County and State aforesaid, personally came Derick Rush and Tanya Smith, Authorized Officers of The Bank of New York Mellon Trust Company, N.A., as successor in interest to American National Bank and Trust Company of Chicago, one of the corporations described in and which executed the foregoing instrument, to me personally known and known to me personally to be such Authorized Officers. Said Derick Rush and Tanya Smith, being by me severally sworn did depose and say that the said Derick Rush resides in Hamilton County, Indiana, and that the said Tanya Smith resides in Marion County, Indiana; that said Derick Rush and Tanya Smith, are Authorized Officers of said The Bank of New York Mellon Trust Company, N.A., as successor in interest to American National Bank and Trust Company of Chicago; that each of them knows the corporate seal of said corporation; that the seal affixed to said instrument and bearing the name of said corporation is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; that each of them signed his name thereto by like authority; and each of them acknowledged the execution of said instrument on behalf of said corporation to be his free and voluntary act and deed and the free and voluntary act and deed of said corporation, for the uses and purposes therein set forth.

           IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal this 3rd day of June, 2009.

Lucas Nathaniel Burgin,
Notary Public

My Commission Expires:
June 23, 2011

My County of Residence is:
Hancock

(NOTARIAL SEAL)

I affirm, under penalties of perjury, that I have taken reasonable care to redact each Social Security Number in this document, unless required by law.

Signed:
Steven W. Thornton

This instrument was prepared by
Steven W. Thornton, Barnes & Thornburg LLP,
11 South Meridian Street, Indianapolis, IN 46204